Exhibit 99.2

For Immediate News Release

July 24, 2013

AVALONBAY COMMUNITIES, INC. ANNOUNCES

SECOND QUARTER 2013 OPERATING RESULTS

AND UPDATES FULL YEAR 2013 FINANCIAL OUTLOOK

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders (“Net Income”) for the quarter ended June 30, 2013 was $36,218,000. This resulted in Earnings per Share — diluted (“EPS”) of $0.28 for the quarter ended June 30, 2013, compared to EPS of $1.63 for the comparable period of 2012, a decrease of 82.8%. For the six months ended June 30, 2013, EPS was $0.89 compared to $2.24 for the comparable period of 2012, a decrease of 60.3%.

The decreases in EPS for the three and six months ended June 30, 2013 from the respective prior year periods are due primarily to additional depreciation expense and expensed transaction costs associated with the Archstone acquisition (as described in our first quarter earnings release dated April 30, 2013).  The decrease in EPS for the three months ended June 30, 2013 from the prior year period is also due to a decrease in gains from dispositions of real estate assets. The decreases in both the three and six months ended June 30, 2013 are partially offset by an increase in Net Operating Income (“NOI”) from communities acquired through the Archstone acquisition and existing and newly developed communities.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the quarter ended June 30, 2013 increased 15.7% to $1.55 from $1.34 for the comparable period of 2012.  FFO per share for the six months ended June 30, 2013 decreased 9.6% to $2.36 from $2.61 from the prior year period.  Adjusting for non-routine items as detailed in Attachment 15, FFO per share would have increased by 20.9% and 18.6% for the three and six months ended June 30, 2013, respectively, over the prior year periods.

The following table compares the Company’s results for the three months ended June 30, 2013, for both FFO per share as well as for FFO per share adjusted for non-routine items, to the outlook provided in April 2013.

Second Quarter 2013 Results

Comparison to April 2013 Outlook

	Per Share
	FFO	FFO As Adjusted

Projected FFO per share-April 2013 Outlook (1)(2)	$ 1.51	$ 1.58
Community NOI	0.05	0.05
Overhead and other	(0.01)	(0.01)
FFO per share - actual (1)	$ 1.55	$ 1.62

(1) As Adjusted amounts adjusted for non-routine items presented in Attachment 15. (2) Represents the mid-point of the Company’s April 2013 outlook.

Commenting on the Company’s results, Tim Naughton, Chairman and CEO, said, “This quarter we posted adjusted FFO growth of over 20%, driven by better than expected results from our operating portfolio as well as leasing of new development communities.  Same store revenue growth topped 5%, while NOI growth totaled 6.6%, both exceeding expectations.  Strong multi-family operating fundamentals support our revised higher outlook for revenue, NOI and adjusted FFO growth.”

Operating Results for the Quarter Ended June 30, 2013 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $128,261,000, or 49.0%, to $390,131,000.  For Established Communities, rental revenue increased 5.2%, attributable to increases in Average Rental Rates of 4.3%, and Economic Occupancy of 0.9%. As a result, total revenue for Established Communities increased $10,405,000 to $212,037,000. Operating expenses for Established Communities increased $1,226,000, or 2.0%, to $63,408,000. Accordingly, NOI for Established Communities increased by 6.6%, or $9,179,000, to $148,629,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the second quarter of 2013 compared to the second quarter of 2012:

Copyright © 2013 AvalonBay Communities, Inc. All Rights Reserved

Q2 2013 Compared to Q2 2012

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)

New England	3.6%	1.4%	4.9%	14.6%
Metro NY/NJ	5.3%	5.7%	5.1%	26.8%
Mid-Atlantic	1.8%	(0.7%)	2.8%	16.9%
Pacific NW	8.6%	4.5%	10.5%	4.2%
No. California	8.8%	(1.0%)	12.4%	18.4%
So. California	4.6%	(0.3%)	6.9%	19.1%
Total	5.2%	2.0%	6.6%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

Operating Results for the Six Months Ended June 30, 2013 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $189,133,000, or 36.6%, to $705,490,000.  For Established Communities, rental revenue increased 5.0%, attributable to an increase in Average Rental Rates of 4.5% and Economic Occupancy of 0.5%. Total revenue for Established Communities increased $20,185,000 to $420,281,000. Operating expenses for Established Communities increased $3,349,000, or 2.7%, to $126,994,000. Accordingly, NOI for Established Communities increased by 6.1%, or $16,836,000, to $293,287,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the six months ended June 30, 2013 as compared to the six months ended June 30, 2012:

YTD 2013 Compared to YTD 2012

	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI (1)

New England	3.4%	3.7%	3.3%	15.4%
Metro NY/NJ	5.1%	4.7%	5.3%	27.7%
Mid-Atlantic	1.7%	0.3%	2.2%	16.0%
Pacific NW	8.7%	5.2%	10.5%	4.3%
No. California	8.7%	(0.2%)	12.0%	18.6%
So. California	4.6%	1.1%	6.2%	18.0%
Total	5.0%	2.7%	6.1%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

Development Activity

During the second quarter of 2013, the Company started the construction of three communities:  Avalon Canton, located in Canton, MA, Avalon Alderwood I, located in Lynnwood, WA, and Avalon San Dimas, located in San Dimas, CA.  These three communities will contain 719 apartment homes when completed and will be developed for an estimated Total Capital Cost of $151,500,000.

During the second quarter of 2013, the Company completed the development of three communities: Avalon Irvine II, located in Irvine, CA, AVA Ballard, located in Seattle, WA, and Avalon at Wesmont Station II, located in Wood-Ridge, NJ. These three communities contain an aggregate of 584 apartment homes and were constructed for an aggregate Total Capital Cost of $134,400,000.

During the second quarter of 2013, the Company added nine Development Rights. If developed as expected, these Development Rights will contain 2,583 apartment homes and will be developed for an estimated Total Capital Cost of $706,000,000.

The Company also acquired five land parcels during the quarter ended June 30, 2013 for an aggregate purchase price of approximately $70,187,000. The Company has started, or anticipates starting, construction of new apartment communities on these five land parcels during 2013.

Redevelopment Activity

During the second quarter of 2013, the Company commenced the redevelopment of AVA Pasadena, located in Pasadena, CA. AVA Pasadena contains 84 apartment homes and is expected to be redeveloped for a Total Capital Cost of $5,600,000, excluding costs incurred prior to redevelopment.

Disposition Activity

During the second quarter of 2013, the Company sold Avalon at Dublin Station I, located in Dublin, CA. Avalon at Dublin Station I, containing 305 apartment homes, was sold for $105,400,000 and resulted in a gain in accordance with GAAP of $33,682,000 and an Economic Gain of $20,137,000.

During the second quarter of 2013, AvalonBay Value Added Fund, L.P. (“Fund I”), a private discretionary real estate investment vehicle in which the Company holds an equity interest of approximately 15%, sold Avalon at Civic Center, located in Norwalk, CA. Avalon at Civic Center, containing 192 apartment homes, was sold for $45,844,000.  The Company’s share of the gain in accordance with GAAP was $1,472,000.

Financing, Liquidity and Balance Sheet Statistics

At June 30, 2013, the Company had $142,000,000 outstanding under its $1,300,000,000 unsecured credit facility. At June 30, 2013, the Company had $205,172,000 in cash, restricted cash, and cash in escrow, a substantial portion of which is restricted for specified legal, financing or regulatory requirements.

Debt Issuance and Repayment Activity

The Company had the following consolidated debt activity in the three months ended June 30, 2013.

Copyright © 2013 AvalonBay Communities, Inc. All Rights Reserved

In April 2013, the Company obtained a 3.06% fixed rate secured mortgage note that matures in April 2018 in the amount of $15,000,000.

In May 2013, the Company obtained a 3.08% fixed rate secured mortgage note that matures in May 2020 in the amount of $56,210,000, in association with the refinancing of an existing $47,000,000 variable rate secured mortgage note.

The secured loan issuance and refinancing activity that took place during the three months ended June 30, 2013 was in connection with either tax protection arrangements assumed by the Company (through the Archstone acquisition) or entitlement and permitting requirements in connection with certain Development Communities.

The Company’s secured borrowing activity, noted above, was offset by its repayment of secured debt during the three months ended June 30, 2013, detailed below:

•   in April 2013, the Company repaid a 4.69% fixed-rate, secured mortgage note in the amount of $170,125,000 pursuant to its scheduled maturity;

•   in May 2013, the Company repaid a $5,393,000 fixed-rate secured mortgage note with an interest rate of 5.55% at par and without penalty in advance of its July 2028 scheduled maturity date; and

•   also in May 2013, the Company repaid a $52,806,000 fixed-rate secured mortgage note with an interest rate of 5.24% pursuant to its scheduled maturity date.

The net effect of the Company’s secured debt activity listed above was to decrease the Company’s outstanding secured indebtedness by approximately $204,000,000.

Also during the second quarter of 2013, the Company paid approximately $32,100,000 to redeem its proportionate share of preferred interest obligations assumed as part of the Archstone acquisition.

Lehman Sale of Stock

On February 17, 2013, the Company issued 14,889,706 shares of its common stock to Lehman Brothers Holdings, Inc. (“Lehman”) as part of the consideration for the Archstone acquisition.  During the three months ended June 30, 2013, Lehman sold 7,870,000 of these shares in a secondary public offering. Lehman received all of the net proceeds from the offering, and the sale did not impact the total number of the Company’s common shares outstanding.

Third Quarter and Updated Full Year 2013 Outlook

During the year, the Company may update its financial outlook based in part on portfolio trend analysis, including actual rental rates and occupancy levels, in addition to considering actual economic conditions which differ from in the assumptions used in developing the Company’s outlook provided earlier in the year.

Property Operations

Rental rates and occupancy through June 2013 have performed ahead of the Company’s January 2013 outlook and recent trends suggest that total rental revenue will continue to exceed the original outlook for revenue growth for 2013 provided in January 2013.

As a result, the Company revised its expected ranges for operating results, updating the ranges from the January 2013 outlook as follows:

•        the Company revised the range for its expected increase in Established Communities’ revenue growth from between 3.5% and 5.0% to between 4.25% and 5.0%;

•        the Company revised the range for its expected increase in Established Communities’ expense growth from between 3.0% and 4.0% to between 2.5% and 3.5%; and

•   the Company revised the range for its expected increase in Established Communities’ NOI growth from between 4.0% and 5.5%, to between 5.0% and 5.75%.

Development

The Company now expects the following development activity, updated from its January 2013 outlook.

•     The Company anticipates starting between $1,700,000,000 and $1,900,000,000 of new development during 2013 and currently has 27 communities under development.  The Company’s new development starts in 2013 include development Communities acquired in the Archstone acquisition.

•                  During 2013, the Company expects to disburse between $1,250,000,000 and $1,450,000,000 related to current and expected Development Communities, including the incremental spend for the Archstone Development Communities acquired and expected acquisitions of land for future development.

EPS and FFO Outlook

For the third quarter of 2013, the Company expects EPS in the range of $0.36 to $0.42.  The Company expects EPS for the full year 2013 to be in the range of $2.57 to $2.77.

The Company expects Projected FFO per share in the range of $1.13 to $1.19 for the third quarter of 2013 and Projected FFO per share for the full year 2013 to be in the range of $5.05 to $5.25.

The table below details the changes in the Company’s current 2013 full year outlook from the January 2013 outlook, including the expected impact of non-routine items.

Copyright © 2013 AvalonBay Communities, Inc. All Rights Reserved

Full Year 2013 Outlook

Comparison to January 2013 Outlook

	Per Share
	FFO	FFO As Adjusted

Projected FFO per share - January 2013 outlook (1)(2)	$ 4.29	$ 6.15
Archstone acquisition costs	0.68	-
Increased NOI from operating & lease up communities	0.10	0.10
Overhead and other	0.04	0.04
Interest rate hedge	0.03	-
Interest expense & capital/transaction activity, net	0.01	0.01
Projected FFO per share - July 2013 outlook (1)(2)	$ 5.15	$ 6.30

(1) As Adjusted amounts reflect adjustments for incurred and expected non-routine items presented in Attachment 14. (2) Represents the mid-point of the Company’s outlook.

In April 2013 the Company provided an interim outlook update for full year 2013 FFO per share and FFO per share as adjusted for non-routine items.  The table below details the changes from the Company’s interim full year 2013 outlook including the impact of non-routine items to the current revised outlook.

Full Year 2013 Outlook

Comparison to April 2013 Outlook

	Per Share
	FFO	FFO As Adjusted

Projected FFO per share - April 2013 outlook (1)(2)	$ 5.13	$ 6.29
Archstone acquisition costs	(0.01)	-
Increased NOI from operating & lease up communities	0.06	0.06
Overhead and other	(0.02)	(0.02)
Interest rate hedge	0.02	-
Interest expense & capital/transaction activity, net	(0.03)	(0.03)
Projected FFO per share - July 2013 outlook (1)(2)	$ 5.15	$ 6.30

(1) As Adjusted amounts reflect adjustments for incurred and expected non-routine items presented in Attachment 14. (2) Represents the mid-point of the Company’s outlook.

Further detail of the Company’s July 2013 outlook, including updated outlook for its transaction and capital markets activity is available on Attachment 14.

Other Matters

The Company will hold a conference call on July 25, 2013 at 1:00 PM ET to review and answer questions about this release, its second quarter 2013 results, the Attachments (described below) and related matters. To participate on the call, dial 877-510-2397 domestically and 763-416-6924 internationally and use conference id: 14451743.

To hear a replay of the call, which will be available from July 25, 2013 at 3:00 PM ET to August 1, 2013 at 11:59 PM ET, dial 855-859-2056 domestically and 404-537-3406 internationally, and use conference id: 14451743. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

About AvalonBay Communities, Inc.

As of June 30, 2013, the Company owned or held a direct or indirect ownership interest in 273 apartment communities containing 81,499 apartment homes in twelve states and the District of Columbia, of which 27 communities were under construction and six communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States.  More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Director of Investor Relations at 1-703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters.  Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; we may not be able to integrate the assets and operations acquired in the Archstone acquisition in a manner consistent with our assumptions and/or we may fail to achieve expected efficiencies and synergies; we may encounter liabilities related to the Archstone acquisition for which we may be responsible that were unknown to us at the time we completed the Archstone acquisition or at the time of this press release; and our assumptions concerning risks relating to our lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q. The Company does not

Copyright © 2013 AvalonBay Communities, Inc. All Rights Reserved

undertake a duty to update forward-looking statements, including its expected third quarter and full year 2013 operating results. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 15, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.”  Attachment 15 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2013 AvalonBay Communities, Inc. All Rights Reserved

AvalonBay
COMMUNITIES, INC.

SECOND QUARTER 2013
Supplemental Operating and Financial Data

Avalon Fort Greene
Brooklyn, NY

AVA Ballard
Seattle, WA

eaves Rancho Penasquitos
San Diego, CA

AvalonBay offers three distinct brands – Avalon, AVA and eaves by Avalon - each targeted to different customer segments with unique needs and preferences. This expanded brand portfolio helps us reach new customers and better serve our existing residents.

SECOND QUARTER 2013

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Selected Financial and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3
Sequential Operating Information by Business Segment	Attachment 4

Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 5
Sequential Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 6
Year-to-Date Revenue and Occupancy Changes (Established Communities)	Attachment 7
Operating Expenses (“Opex”) (Established Communities)	Attachment 8

Development, Redevelopment, Acquisition and Disposition Profile
Development Communities	Attachment 9
Redevelopment Communities	Attachment 10
Summary of Development and Redevelopment Community Activity	Attachment 11
Future Development	Attachment 12
Summary of Disposition Activity	Attachment 13

2013 Financial Outlook
2013 Financial Outlook Update	Attachment 14

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 15

The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements.  Risks associated with the Company’s development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made, are discussed in the paragraph titled “Forward-Looking Statements” in the release to which these attachments relate.  In particular, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and the Company’s Quarterly Reports on Form 10-Q for subsequent quarters.

Attachment 1

AvalonBay Communities, Inc.
Selected Financial and Other Information

June 30, 2013
(Dollars in thousands except per share data)
(unaudited)

SELECTED FINANCIAL INFORMATION

	Q2 2013	Q2 2012	% Change	YTD 2013	YTD 2012	% Change

Net income attributable to common stockholders	$36,218	$156,909	(76.9%)	$111,648	$214,667	(48.0%)

Per common share - basic	$0.28	$1.64	(82.9%)	$0.90	$2.25	(60.0%)
Per common share - diluted	$0.28	$1.63	(82.8%)	$0.89	$2.24	(60.3%)

Funds from Operations	$200,574	$128,193	56.5%	$294,113	$250,164	17.6%
Per common share - diluted	$1.55	$1.34	15.7%	$2.36	$2.61	(9.6%)

Dividends declared - common	$138,457	$93,689	47.8%	$276,916	$186,170	48.7%
Per common share	$1.07	$0.97	10.3%	$2.14	$1.94	10.3%

Common shares outstanding	129,398,867	96,586,916	34.0%	129,398,867	96,586,916	34.0%
Outstanding operating partnership units	7,500	7,500	0.0%	7,500	7,500	0.0%
Total outstanding shares and units	129,406,367	96,594,416	34.0%	129,406,367	96,594,416	34.0%

Average shares and participating securities outstanding - basic	129,388,864	95,641,333	35.3%	124,671,230	95,457,916	30.6%

Weighted shares - basic	129,179,471	95,308,163	35.5%	124,456,232	95,082,172	30.9%
Average operating partnership units outstanding	7,500	7,500	0.0%	7,500	7,500	0.0%
Effect of dilutive securities	408,428	677,162	(39.7%)	415,931	730,531	(43.1%)

Average shares outstanding - diluted	129,595,399	95,992,825	35.0%	124,879,663	95,820,203	30.3%

DEBT COMPOSITION AND MATURITIES					CAPITALIZED COSTS

Debt Composition (1)	Amount	Average Interest Rate (2)	Remaining Maturities			Cap Interest	Cap Overhead	Non-Rev Capex per Home (4)

Conventional Debt			2013	$9,784	Q213	$16,824	$8,545	$66
Long-term, fixed rate	$4,421,035		2014	$169,614	Q113	$13,139	$7,944	$99
Long-term, variable rate	65,914		2015	$922,364	Q412	$12,107	$6,534	$203
Variable rate facility (3)	142,000		2016	$285,965	Q312	$12,504	$6,670	$119
Subtotal, Conventional	4,628,949	4.7%	2017	$981,358	Q212	$12,625	$6,682	$92

Tax-Exempt Debt					COMMUNITY INFORMATION
Long-term, fixed rate	143,286
Long-term, variable rate	945,795							Apartment
Subtotal, Tax-Exempt	1,089,081	2.5%					Communities (5)	Homes (5)
					Current Communities		246	73,564
Total Debt	$5,718,030	4.3%			Development Communities		27	7,935
					Development Rights		47	13,649

(1)  The Company has the option to extend the maturity date of $497,922 and $692,191 principal amount of indebtedness currently scheduled to mature in 2015 and 2017, respectively. The extension options provide the Company the ability, for a fee, to elect a revised maturity ranging from one to two years beyond the current maturity.

(2)  Includes costs of financing such as credit enhancement fees, trustees’ fees, the impact of interest rate hedges and mark-to-market adjustments.

(3)  Represents the Company’s $1.3 billion unsecured credit facility.

(4)  Non-Rev Capex per home excludes apartment homes acquired as part of the Archstone acquisition.

(5)  Community and apartment home count excludes real estate held in joint ventures with Equity Residential formed in conjunction with the Archstone acquisition.

Attachment 2

AvalonBay Communities, Inc.

Detailed Operating Information

June 30, 2013

(Dollars in thousands except per share data)

(unaudited)

	Q2	Q2		YTD	YTD
	2013	2012	% Change	2013	2012	% Change
Revenue:
Rental and other income	$386,321	$249,675	54.7%	$694,415	$491,501	41.3%
Management, development and other fees	2,913	2,770	5.2%	5,185	5,319	(2.5%)

Total	389,234	252,445	54.2%	699,600	496,820	40.8%

Operating expenses:
Direct property operating expenses, excluding property taxes	75,148	53,852	39.5%	136,504	105,861	28.9%
Property taxes	42,038	24,528	71.4%	74,753	48,171	55.2%
Property management and other indirect operating expenses	13,812	11,400	21.2%	25,134	21,982	14.3%

Total operating expenses	130,998	89,780	45.9%	236,391	176,014	34.3%

Interest expense, net	(43,169)	(33,191)	30.1%	(81,342)	(66,814)	21.7%
Loss on extinguishment of debt, net	--	--	0.0%	--	(1,179)	(100.0%)
General and administrative expense	(11,345)	(8,316)	36.4%	(21,384)	(18,026)	18.6%
Joint venture income (loss) (1) (2)	(940)	2,073	(145.3%)	(19,503)	4,248	(559.1%)
Investments and investment management expense	(1,096)	(1,499)	(26.9%)	(2,110)	(2,945)	(28.4%)
Expensed acquisition, development and other pursuit costs (2)	(3,768)	(901)	318.2%	(43,827)	(1,141)	3,741.1%
Depreciation expense	(196,106)	(63,224)	210.2%	(305,280)	(124,137)	145.9%
Gain on sale of land	240	280	(14.3%)	240	280	(14.3%)

Income (loss) from continuing operations	2,052	57,887	(96.5%)	(9,997)	111,092	(109.0%)

Discontinued operations:
Income from discontinued operations (3)	363	3,885	(90.7%)	3,394	8,289	(59.1%)
Gain on sale of real estate	33,682	95,049	(64.6%)	118,173	95,049	24.3%

Total discontinued operations	34,045	98,934	(65.6%)	121,567	103,338	17.6%

Net income	36,097	156,821	(77.0%)	111,570	214,430	(48.0%)
Net loss attributable to redeemable noncontrolling interests	121	88	37.5%	78	237	(67.1%)

Net income attributable to common stockholders	$36,218	$156,909	(76.9%)	$111,648	$214,667	(48.0%)

Net income attributable to common stockholders per common share - basic	$0.28	$1.64	(82.9%)	$0.90	$2.25	(60.0%)

Net income attributable to common stockholders per common share - diluted	$0.28	$1.63	(82.8%)	$0.89	$2.24	(60.3%)

(1)             For the three months ended June 30, 2013 and June 30, 2012, Joint venture income/(loss) includes gains of $1,472 and $385, respectively, related to the sales of unconsolidated communities. For the six months ended June 30, 2013 and June 30, 2012, amount includes gains of $10,824 and $1,471, respectively, related to the sales of unconsolidated communities.

(2)             Amounts for the three and six months ended June 30, 2013 include an aggregate of $8,668 and $77,939, respectively, of Archstone Acquisition related costs of which $5,095 and $34,552, respectively, are included as a component of Joint venture income/(loss).

(3)             Reflects net income for investments in real estate classified as discontinued operations as of June 30, 2013 and investments in real estate sold during the period from January 1, 2012 through June 30, 2013. The following table details income from discontinued operations for the periods shown:

	Q2	Q2	YTD	YTD
	2013	2012	2013	2012

Rental income	$897	$9,425	$5,890	$19,537
Operating and other expenses	(314)	(3,088)	(1,621)	(6,314)
Interest expense, net	--	(55)	--	(138)
Loss on extinguishment of debt	--	(602)	--	(602)
Depreciation expense	(220)	(1,795)	(875)	(4,194)

Income from discontinued operations	$363	$3,885	$3,394	$8,289

Attachment 3

AvalonBay Communities, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(unaudited)

	June 30,	December 31,
	2013	2012

Real estate	$14,885,643	$8,797,672
Less accumulated depreciation	(2,326,132)	(2,021,703)
Net operating real estate	12,559,511	6,775,969
Construction in progress, including land	1,146,805	802,857
Land held for development	409,930	316,037
Operating real estate assets held for sale, net	--	120,256

Total real estate, net	14,116,246	8,015,119

Cash and cash equivalents	59,431	2,685,925
Restricted cash and cash in escrow	145,741	97,726
Resident security deposits	27,886	24,748
Other assets	623,636	336,560

Total assets	$14,972,940	$11,160,078

Unsecured notes, net	$1,846,113	$1,945,798
Unsecured credit facility	142,000	--
Notes payable	3,865,206	1,905,235
Resident security deposits	48,225	38,328
Liabilities related to assets held for sale	--	1,547
Other liabilities	488,119	421,350

Total liabilities	$6,389,663	$4,312,258

Redeemable noncontrolling interests	19,514	7,027

Equity	8,563,763	6,840,793

Total liabilities and equity	$14,972,940	$11,160,078

Attachment 4

AvalonBay Communities, Inc.

Sequential Operating Information by Business Segment (1)

June 30, 2013

(Dollars in thousands)

(unaudited)

	Total	Quarter Ended	Quarter Ended	Quarter Ended
	Apartment Homes	June 30, 2013	March 31, 2013	December 31, 2012

RENTAL REVENUE
Established (2)	34,243	$211,941	$208,163	$207,441
Other Stabilized (excluding Archstone) (2) (3)	6,962	44,260	43,481	41,345
Other Stabilized - Archstone (2) (4)	17,596	102,783	35,350	N/A
Redevelopment (2)	2,982	15,458	15,231	15,054
Development (2)	9,686	11,090	5,498	2,689
Total Consolidated Communities	71,469	$385,532	$307,723	$266,529

OPERATING EXPENSE
Established		$63,408	$63,585	$63,183
Other Stabilized (excluding Archstone) (3)		13,481	12,973	12,821
Other Stabilized - Archstone (4)		32,058	11,108	N/A
Redevelopment		3,994	4,040	4,144
Development		4,251	2,362	1,254
Total Consolidated Communities		$117,192	$94,068	$81,402

NOI (2)
Established		$148,629	$144,657	$144,339
Other Stabilized (excluding Archstone) (3)		31,336	30,581	28,998
Other Stabilized - Archstone (4)		70,825	24,420	N/A
Redevelopment		11,487	11,215	10,933
Development		6,849	3,138	1,435
Total Consolidated Communities		$269,126	$214,011	$185,705

AVERAGE REVENUE PER OCCUPIED HOME (5)
Established		$2,136	$2,106	$2,096
Other Stabilized (excluding Archstone) (3)		2,186	2,145	2,070
Other Stabilized - Archstone (4) (5)		2,047	2,032	N/A
Redevelopment		1,809	1,771	1,758

ECONOMIC OCCUPANCY (6)
Established		96.6%	96.2%	96.3%
Other Stabilized (excluding Archstone) (3)		96.1%	96.4%	95.0%
Other Stabilized - Archstone (4)		95.1%	95.0%	N/A
Redevelopment		95.5%	96.1%	95.7%

STABILIZED COMMUNITIES TURNOVER
Current Year Period / Prior Year Period (7)		56.2% / 56.4%	41.5% / 43.9%	45.4% / 46.0%

(1)             Excludes amounts related to communities that have been sold, or that are classified as held for sale.

(2)             See Attachment #15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)             Results for these communities for quarters prior to January 1, 2013 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized.

(4)             Results for the Archstone apartment communities include operations for the entire quarter ended June 30, 2013 and include one month and one day of operations for the quarter ended March 31, 2013.

(5)             Average rental revenue per occupied home for the Other Stabilized - Archstone segment for the quarter ended March 31, 2013 has been updated to present affordable housing discounts consistent with the Company’s practice as applied in the quarter ended June 30, 2013.

(6)             For per home rent projections and economic occupancy for Development Communities currently under construction and/or in lease-up see Attachment #9 , Development Communities.

(7)             Turnover represents the annualized number of units turned over during the quarter, divided by the total number of apartment homes for communities with stabilized occupancy for the respective reporting period.

Attachment 5

AvalonBay Communities, Inc.

Quarterly Revenue and Occupancy Changes - Established Communities (1)

June 30, 2013

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s) (3)

		Q2 13	Q2 12	% Change	Q2 13	Q2 12	% Change	Q2 13	Q2 12	% Change
New England
Boston, MA	5,070	$2,098	$2,028	3.5%	96.3%	95.4%	0.9%	$30,738	$29,439	4.4%
Fairfield-New Haven, CT	2,420	2,112	2,096	0.8%	96.5%	95.2%	1.3%	14,800	14,496	2.1%
New England Average	7,490	2,103	2,051	2.5%	96.4%	95.3%	1.1%	45,538	43,935	3.6%

Metro NY/NJ
New York City, NY	2,196	3,520	3,304	6.5%	96.7%	96.4%	0.3%	22,414	20,984	6.8%
New York - Suburban	3,066	2,440	2,339	4.3%	96.9%	96.5%	0.4%	21,736	20,753	4.7%
New Jersey	3,154	2,000	1,940	3.1%	97.1%	96.1%	1.0%	18,377	17,659	4.1%
Metro NY/NJ Average	8,416	2,557	2,441	4.8%	96.9%	96.4%	0.5%	62,527	59,396	5.3%

Mid-Atlantic
Washington Metro	4,443	1,972	1,950	1.1%	96.3%	95.6%	0.7%	25,308	24,861	1.8%
Mid-Atlantic Average	4,443	1,972	1,950	1.1%	96.3%	95.6%	0.7%	25,308	24,861	1.8%

Pacific Northwest
Seattle, WA	2,387	1,666	1,547	7.7%	97.1%	96.2%	0.9%	11,587	10,674	8.6%
Pacific Northwest Average	2,387	1,666	1,547	7.7%	97.1%	96.2%	0.9%	11,587	10,674	8.6%

Northern California
San Jose, CA	2,148	2,352	2,205	6.7%	96.7%	95.7%	1.0%	14,661	13,613	7.7%
Oakland-East Bay, CA	2,268	1,873	1,739	7.7%	96.6%	95.2%	1.4%	12,316	11,288	9.1%
San Francisco, CA	1,264	2,842	2,608	9.0%	97.2%	96.3%	0.9%	10,472	9,527	9.9%
Northern California Average	5,680	2,270	2,108	7.7%	96.8%	95.7%	1.1%	37,449	34,428	8.8%

Southern California
Los Angeles, CA	2,985	1,848	1,784	3.6%	96.2%	95.6%	0.6%	15,925	15,285	4.2%
Orange County, CA	1,483	1,710	1,638	4.4%	96.2%	94.7%	1.5%	7,318	6,913	5.9%
San Diego, CA	1,359	1,604	1,564	2.6%	96.2%	94.8%	1.4%	6,289	6,046	4.0%
Southern California Average	5,827	1,756	1,695	3.6%	96.2%	95.2%	1.0%	29,532	28,244	4.6%

Average/Total Established	34,243	$2,136	$2,048	4.3%	96.6%	95.7%	0.9%	$211,941	$201,538	5.2%

(1) Established Communities are communities with stabilized occupancy and operating expenses as of January 1, 2012 such that a comparison of 2012 to 2013 is meaningful.

(2) Reflects the effect of concessions amortized over the average lease term.

(3) With concessions reflected on a cash basis, rental revenue from Established Communities increased 5.1% between years.

Attachment 6

AvalonBay Communities, Inc.

*Sequential Quarterly* Revenue and Occupancy Changes - Established Communities

June 30, 2013

	Apartment Homes	Average Rental Rates (1)			Economic Occupancy			Rental Revenue ($000’s)

		Q2 13	Q1 13	% Change	Q2 13	Q1 13	% Change	Q2 13	Q1 13	% Change
New England
Boston, MA	5,070	$2,098	$2,067	1.5%	96.3%	95.9%	0.4%	$30,738	$30,142	2.0%
Fairfield-New Haven, CT	2,420	2,112	2,078	1.6%	96.5%	96.1%	0.4%	14,800	14,506	2.0%
New England Average	7,490	2,103	2,071	1.5%	96.4%	96.0%	0.4%	45,538	44,648	2.0%

Metro NY/NJ
New York City, NY	2,196	3,520	3,438	2.4%	96.7%	96.2%	0.5%	22,414	21,782	2.9%
New York - Suburban	3,066	2,440	2,410	1.2%	96.9%	96.9%	0.0%	21,736	21,486	1.2%
New Jersey	3,154	2,000	1,974	1.3%	97.1%	96.1%	1.0%	18,377	17,957	2.3%
Metro NY/NJ Average	8,416	2,557	2,515	1.7%	96.9%	96.4%	0.5%	62,527	61,225	2.1%

Mid-Atlantic
Washington Metro	4,443	1,972	1,956	0.8%	96.3%	96.0%	0.3%	25,308	25,034	1.1%
Mid-Atlantic Average	4,443	1,972	1,956	0.8%	96.3%	96.0%	0.3%	25,308	25,034	1.1%

Pacific Northwest
Seattle, WA	2,387	1,666	1,652	0.8%	97.1%	96.0%	1.1%	11,587	11,354	2.1%
Pacific Northwest Average	2,387	1,666	1,652	0.8%	97.1%	96.0%	1.1%	11,587	11,354	2.1%

Northern California
San Jose, CA	2,148	2,352	2,324	1.2%	96.7%	96.1%	0.6%	14,661	14,396	1.8%
Oakland-East Bay, CA	2,268	1,873	1,843	1.6%	96.6%	96.2%	0.4%	12,316	12,063	2.1%
San Francisco, CA	1,264	2,842	2,779	2.3%	97.2%	96.0%	1.2%	10,472	10,120	3.5%
Northern California Average	5,680	2,270	2,233	1.7%	96.8%	96.1%	0.7%	37,449	36,579	2.4%

Southern California
Los Angeles, CA	2,985	1,848	1,828	1.1%	96.2%	97.1%	(0.9%)	15,925	15,889	0.2%
Orange County, CA	1,483	1,710	1,692	1.1%	96.2%	95.5%	0.7%	7,318	7,186	1.8%
San Diego, CA	1,359	1,604	1,587	1.1%	96.2%	96.6%	(0.4%)	6,289	6,248	0.7%
Southern California Average	5,827	1,756	1,737	1.1%	96.2%	96.6%	(0.4%)	29,532	29,323	0.7%

Average/Total Established	34,243	$2,136	$2,106	1.4%	96.6%	96.2%	0.4%	$211,941	$208,163	1.8%

(1) Reflects the effect of concessions amortized over the average lease term.

Attachment 7

AvalonBay Communities, Inc.

Year-to-Date  Revenue and Occupancy Changes - Established Communities (1)

June 30, 2013

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s) (3)

		YTD 13	YTD 12	% Change	YTD 13	YTD 12	% Change	YTD 13	YTD 12	% Change
New England
Boston, MA	5,070	$2,083	$2,015	3.4%	96.1%	95.3%	0.8%	60,880	58,424	4.2%
Fairfield-New Haven, CT	2,420	2,095	2,071	1.2%	96.3%	95.6%	0.7%	29,305	28,766	1.9%
New England Average	7,490	2,087	2,034	2.6%	96.2%	95.4%	0.8%	90,185	87,190	3.4%

Metro NY/NJ
New York City, NY	2,196	3,479	3,277	6.2%	96.4%	96.0%	0.4%	44,196	41,462	6.6%
New York - Suburban	3,066	2,425	2,326	4.3%	96.9%	96.4%	0.5%	43,223	41,247	4.8%
New Jersey	3,154	1,987	1,922	3.4%	96.6%	96.3%	0.3%	36,334	35,042	3.7%
Metro NY/NJ Average	8,416	2,536	2,422	4.7%	96.6%	96.2%	0.4%	123,753	117,751	5.1%

Mid-Atlantic
Washington Metro	4,443	1,964	1,932	1.7%	96.2%	96.2%	0.0%	50,342	49,518	1.7%
Mid-Atlantic Average	4,443	1,964	1,932	1.7%	96.2%	96.2%	0.0%	50,342	49,518	1.7%

Pacific Northwest
Seattle, WA	2,387	1,659	1,532	8.3%	96.6%	96.2%	0.4%	22,942	21,100	8.7%
Pacific Northwest Average	2,387	1,659	1,532	8.3%	96.6%	96.2%	0.4%	22,942	21,100	8.7%

Northern California
San Jose, CA	2,148	2,338	2,175	7.5%	96.4%	95.8%	0.6%	29,057	26,883	8.1%
Oakland-East Bay, CA	2,268	1,858	1,724	7.8%	96.4%	95.3%	1.1%	24,379	22,393	8.9%
San Francisco, CA	1,264	2,811	2,576	9.1%	96.6%	96.3%	0.3%	20,591	18,818	9.4%
Northern California Average	5,680	2,251	2,085	8.0%	96.5%	95.8%	0.7%	74,027	68,094	8.7%

Southern California
Los Angeles, CA	2,985	1,838	1,774	3.6%	96.7%	95.9%	0.8%	31,814	30,460	4.4%
Orange County, CA	1,483	1,701	1,623	4.8%	95.8%	95.5%	0.3%	14,504	13,801	5.1%
San Diego, CA	1,359	1,595	1,550	2.9%	96.4%	95.0%	1.4%	12,537	12,024	4.3%
Southern California Average	5,827	1,746	1,682	3.8%	96.4%	95.6%	0.8%	58,855	56,285	4.6%

Average/Total Established	34,243	$2,121	$2,030	4.5%	96.4%	95.9%	0.5%	$420,104	$399,938	5.0%

(1) Established Communities are communities with stabilized operating expenses as of January 1, 2012 such that a comparison of 2012 to 2013 is meaningful.

(2) Reflects the effect of concessions amortized over the average lease term.

(3) With concessions reflected on a cash basis, rental revenue from Established Communities increased 4.9% between years.

Attachment 8

AvalonBay Communities, Inc.

Operating Expenses (“Opex”) - Established Communities (1)

June 30, 2013

(Dollars in thousands)

(unaudited)

				Q2 2013				YTD 2013
	Q2	Q2		% of	YTD	YTD		% of
	2013	2012	% Change	Total Opex	2013	2012	% Change	Total Opex

Property taxes (2)	$21,411	$20,113	6.5%	33.8%	$42,964	$40,030	7.3%	33.8%
Payroll (3)	14,597	14,460	0.9%	23.0%	29,143	29,256	(0.4%)	22.9%
Repairs & maintenance	10,580	10,531	0.5%	16.7%	20,188	20,061	0.6%	15.9%
Office operations (4)	8,060	7,158	12.6%	12.7%	14,912	14,311	4.2%	11.7%
Utilities (5)	5,080	6,072	(16.3%)	8.0%	12,393	12,909	(4.0%)	9.8%
Insurance (6)	2,233	2,020	10.5%	3.5%	4,495	3,734	20.4%	3.6%
Marketing (7)	1,447	1,828	(20.8%)	2.3%	2,899	3,344	(13.3%)	2.3%
Total Established Communities
Operating Expenses (8)	$63,408	$62,182	2.0%	100.0%	$126,994	$123,645	2.7%	100.0%

(1)    See Attachment #15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)    Property taxes increased for the three and six months ended June 30, 2013 primarily due to increases in rates and assessments, particularly in the Metro New York/New Jersey and New England markets, and refunds received in 2012 that were not received in 2013.

(3)    Payroll includes expenses directly related to on-site operations.  Results for the three and six months ended June 30, 2013 reflect favorable benefit expenses.

(4)    Office operations includes administrative costs, land lease expense, bad debt expense and association and license fees. The increases for the three and six months ended June 30, 2013 over the prior year periods are due primarily to a non-cash adjustment to the straight line schedule for a ground lease community and contract labor at certain communities.

(5)    Utilities represents aggregate utility costs, net of resident reimbursements.  The decreases for the three and six months ended June 30, 2013 from the prior year periods are due primarily to an increase in cost recoveries for water submetering.

(6)    Insurance costs consist of premiums, expected claims activity and associated reductions from receipt of claims proceeds. The increases for the three and six months ended June 30, 2012 over the prior year periods are due primarily to the renewals of the property policy, as well as the timing of claims.  Insurance costs can exhibit volatility due to the amounts and timing of estimated and actual claim activity and the related proceeds received.

(7)    Marketing costs represent amounts incurred for electronic and print advertising, as well as prospect management and incentive costs.  The decreases for the three and six months ended June 30, 2013 are due primarily to decreased customer incentive costs, coupled with internet cost savings .

(8)    Operating expenses for Established Communities excludes indirect costs for off-site corporate-level property management related expenses, and other support related expenses.

Attachment 9

AvalonBay Communities, Inc.

Development Communities as of June 30, 2013

Community Information		Number	Total	Schedule				Avg Rent	%	%	%	%
		of	Capital				Stabilized	Per				Economic
		Apt	Cost		Initial		Operations	Home	Complete	Leased	Occupied	Occ.
Development Name	Location	Homes	(millions) (1)	Start	Occupancy	Complete	(1)	(1)	As of July 19, 2013			Q2 ‘13 (1)

Under Construction:

1. Avalon Somerset	Somerset, NJ	384	$ 78.5	Q4 2011	Q3 2012	Q4 2013	Q2 2014	$ 1,935	54.7%	65.6%	49.2%	35.1%
2. Avalon Shelton III	Shelton, CT	250	47.9	Q3 2011	Q1 2013	Q3 2013	Q1 2014	1,695	74.8%	57.2%	44.4%	18.0%
3. Archstone Toscano	Houston, TX	474	90.2	Q2 2011	Q1 2013	Q4 2013	Q2 2014	1,765	50.6%	37.6%	32.9%	20.2%
4. Avalon Natick	Natick, MA	407	82.0	Q4 2011	Q1 2013	Q4 2013	Q2 2014	1,905	55.5%	60.4%	41.8%	18.8%
5. Avalon Hackensack	Hackensack, NJ	226	46.4	Q3 2011	Q2 2013	Q4 2013	Q2 2014	2,475	61.1%	46.9%	32.7%	12.7%
6. Avalon East Norwalk	Norwalk, CT	240	45.5	Q2 2012	Q2 2013	Q1 2014	Q3 2014	1,895	8.3%	34.6%	1.7%	0.5%
7. AVA University District (2)	Seattle, WA	283	76.7	Q2 2012	Q3 2013	Q3 2014	Q1 2015	1,760	0.0%	12.0%	0.0%	0.0%
8. Avalon Bloomingdale	Bloomingdale, NJ	174	32.2	Q3 2012	Q3 2013	Q1 2014	Q3 2014	1,955	0.0%	3.4%	0.0%	0.0%
9. Avalon Exeter	Boston, MA	187	120.0	Q2 2011	Q1 2014	Q2 2014	Q4 2014	4,335	-	-	-	-
10. Avalon West Chelsea/AVA High Line (2)	New York, NY	715	276.1	Q4 2011	Q4 2013	Q1 2015	Q3 2015	3,300	-	-	-	-
11. Avalon Mosaic	Tysons Corner, VA	531	120.9	Q1 2012	Q4 2013	Q3 2014	Q1 2015	1,930	-	-	-	-
12. Avalon Dublin Station II	Dublin, CA	253	76.0	Q2 2012	Q4 2013	Q2 2014	Q4 2014	2,080	-	-	-	-
13. Avalon/AVA Assembly Row	Somerville, MA	448	113.5	Q2 2012	Q4 2013	Q3 2014	Q1 2015	2,310	-	-	-	-
14. Archstone Parkland Gardens	Arlington, VA	228	87.2	Q2 2012	Q4 2013	Q3 2014	Q1 2015	2,860	-	-	-	-
15. Avalon Morrison Park	San Jose, CA	250	79.7	Q3 2012	Q1 2014	Q3 2014	Q1 2015	2,560	-	-	-	-
16. Archstone Memorial Heights Phase I	Houston, TX	318	54.9	Q3 2012	Q1 2014	Q3 2014	Q1 2015	1,790	-	-	-	-
17. AVA 55 Ninth	San Francisco, CA	273	123.3	Q3 2012	Q2 2014	Q4 2014	Q2 2015	3,160	-	-	-	-
18. Archstone Berkeley on Addison	Berkeley, CA	94	30.2	Q3 2012	Q2 2014	Q3 2014	Q4 2014	2,415	-	-	-	-
19. Archstone West Valley Expansion	San Jose, CA	84	19.4	Q4 2012	Q1 2014	Q1 2014	Q3 2014	2,300	-	-	-	-
20. Avalon Ossining	Ossining, NY	168	37.4	Q4 2012	Q2 2014	Q3 2014	Q1 2015	2,140	-	-	-	-
21. AVA Little Tokyo (2)	Los Angeles, CA	280	109.8	Q4 2012	Q3 2014	Q2 2015	Q4 2015	2,750	-	-	-	-
22. Avalon Wharton	Wharton, NJ	248	55.6	Q4 2012	Q1 2015	Q3 2015	Q1 2016	2,025	-	-	-	-
23. Avalon Huntington Station	Huntington Station, NY	303	83.3	Q1 2013	Q2 2014	Q1 2015	Q3 2015	2,470	-	-	-	-
24. AVA Stuart Street	Boston, MA	398	175.7	Q1 2013	Q1 2015	Q3 2015	Q1 2016	3,750	-	-	-	-
25. Avalon Canton	Canton, MA	196	40.9	Q2 2013	Q2 2014	Q4 2014	Q2 2015	1,780	-	-	-	-
26. Avalon Alderwood I	Lynnwood, WA	367	69.2	Q2 2013	Q3 2014	Q2 2015	Q4 2015	1,510	-	-	-	-
27. Avalon San Dimas	San Dimas, CA	156	41.4	Q2 2013	Q4 2014	Q1 2015	Q3 2015	1,825	-	-	-	-
Subtotal / Weighted Average		7,935	$ 2,213.9					$ 2,345

Completed this Quarter:

1. Avalon Irvine II	Irvine, CA	179	$ 46.2	Q3 2011	Q4 2012	Q2 2013	Q4 2013	$ 1,980	100.0%	92.7%	90.5%	76.2%
2. AVA Ballard (2)	Seattle, WA	265	64.3	Q3 2011	Q1 2013	Q2 2013	Q1 2014	1,925	100.0%	61.1%	52.5%	30.6%
3. Avalon at Wesmont Station II	Wood-Ridge, NJ	140	23.9	Q3 2012	Q2 2013	Q2 2013	Q4 2013	1,950	100.0%	77.1%	65.7%	19.7%
Subtotal / Weighted Average		584	$ 134.4					$ 1,950
Total / Weighted Average		8,519	$ 2,348.3					$ 2,315

Weighted Average Projected NOI as a % of Total Capital Cost (1)			6.6%

Non-Stabilized Development Communities Completed in Prior Quarters (3):

1. Archstone First & M Phase I	Washington, D.C.	469	$ 200.0	Q3 2010	Q2 2012	Q4 2012	Q1 2014	$ 2,900	100.0%	88.9%	81.0%	72.1%
2. Avalon Park Crest	Tysons Corner, VA	354	77.0	Q4 2010	Q3 2012	Q1 2013	Q4 2013	2,090	100.0%	96.9%	89.5%	80.6%
3. AVA H Street	Washington, D.C.	138	33.2	Q4 2011	Q4 2012	Q1 2013	Q3 2013	2,200	100.0%	99.3%	96.4%	66.7%
Subtotal / Weighted Average		961	$ 310.2					$ 2,500

Asset Cost Basis (millions) (4):

Asset Cost Basis, Under Construction and Completed			$ 2,658.5
Less: Remaining to Invest, Under Construction and Completed			(1,036.2)
Total Asset Cost Basis, Under Construction and Completed			$ 1,622.3

(1)      See Attachment #15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)      Developments containing at least 10,000 square feet of retail space include AVA University District (12,000 sf), Avalon West Chelsea (21,000 sf), AVA Little Tokyo (19,000 sf), and AVA Ballard (12,000 sf).

(3)      Represents Development Communities completed in prior quarters that had not achieved Stabilized Operations for the entire current quarter.

(4)      Q2 2013 Net Operating Income for communities presented on this attachment was $5.3 million.

This chart contains forward-looking statements.  Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2013.

Attachment 10

AvalonBay Communities, Inc.

Redevelopment Communities as of June 30, 2013

Community Information			Total	Schedule				Avg
		Number	Capital					Post-Renovated	Homes
		of Apt	Cost (1)(2)	Acquisition /			Restabilized	Rent Per	Completed
Community Name	Location	Homes	(millions)	Completion	Start	Complete	Ops (2)	Home (2)	@ 6/30/2013

Under Redevelopment (3) (4):

1. Avalon Bronxville	Bronxville, NY	110	$ 8.3	Q3 1999	Q3 2012	Q3 2013	Q4 2013	$4,330	110
2. AVA Burbank	Burbank, CA	748	19.3	Q3 1997	Q4 2012	Q4 2014	Q1 2015	1,585	173
3. Avalon Campbell	Campbell, CA	348	12.4	Q4 1995	Q4 2012	Q2 2014	Q3 2014	2,210	209
4. Avalon at Fairway Hills (5)	Columbia, MD	720	5.8	Q3 1996	Q4 2012	Q4 2013	N/A	…	…
5. Eaves Stamford	Stamford, CT	238	9.5	Q3 1995	Q1 2013	Q1 2014	Q3 2014	2,060	60
6. AVA Pasadena	Pasadena, CA	84	5.6	Q1 2012	Q2 2013	Q3 2014	Q1 2015	1,990	6

Total / Weighted Average		2,248	$ 60.9					$2,020	558

(1)	Exclusive of costs incurred prior to redevelopment.

(2)	See Attachment #15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)

The Company commenced the redevelopment of AVA Back Bay in Boston, MA during the first quarter of 2013 for an estimated Total Capital Cost of $16.9 million. The redevelopment of this community is primarily focused on the exterior and/or common area and is not expected to have a material impact on community operations. This community is therefore included in the Established Community portfolio and not classified as a Redevelopment Community.

(4)

The Company assumed responsibility for the redevelopment of Marina Bay, comprised of 205 apartment homes and 229 boat slips, in conjunction with the Archstone acquisition. Marina Bay, located in Marina del Rey, CA is owned by the Archstone U.S. Fund, in which the Company holds a 28.6% interest, and is being redeveloped for an estimated Total Capital Cost of $32.9 million. All capital necessary for the redevelopment of Marina Bay was contributed to the venture prior to the Company acquiring an interest in the venture.

(5)

The redevelopment of this community is primarily focused on the exterior and/or common area. While apartment homes are not being turned, there is expected to be a material impact on community operations and therefore, this community is excluded from the Established Community portfolio and classified as a Redevelopment Community.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2013.

Attachment 11

AvalonBay Communities, Inc.

Summary of Development and Redevelopment Community Activity (1) as of June 30, 2013

(Dollars in Thousands)

DEVELOPMENT

	Apt Homes	Total Capital	Cost of Homes		Construction in
	Completed &	Cost Invested	Completed &	Remaining to	Progress at
	Occupied	During Period (2)	Occupied (3)	Invest (4)	Period End (5)

Total - 2011 Actual	1,086	$525,391	$298,259	$804,231	$578,809

Total - 2012 Actual	1,917	$709,037	$495,329	$983,079	$788,200

2013 Projected:
Quarter 1 (Actual)	399	$359,385	$94,569	$1,153,420	$990,402
Quarter 2 (Actual)	730	269,068	154,502	1,036,220	1,130,823
Quarter 3 (Projected)	825	270,144	165,209	766,076	1,169,291
Quarter 4 (Projected)	847	264,682	197,583	501,395	1,201,055
Total - 2013 Projected	2,801	$1,163,279	$611,863

REDEVELOPMENT

	Total Capital		Reconstruction in
	Cost Invested	Remaining to	Progress at
	During Period (2)	Invest (4)	Period End

Total - 2011 Actual	$62,986	$87,646	$18,790

Total - 2012 Actual	$79,328	$43,090	$14,683

2013 Projected:
Quarter 1 (Actual)	$13,030	$44,851	$13,496
Quarter 2 (Actual)	14,751	35,299	15,982
Quarter 3 (Projected)	15,604	19,695	11,529
Quarter 4 (Projected)	9,967	9,728	11,580
Total - 2013 Projected	$53,352

(1)	Data is presented for all communities currently under development or redevelopment.

(2)

Represents Total Capital Cost incurred or expected to be incurred during the quarter, year or in total. See Attachment #15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)

Represents projected Total Capital Cost of apartment homes completed and occupied, or projected to be occupied during the quarter or year. Calculated by dividing Total Capital Cost for each Development Community by number of homes for the community, multiplied by the number of homes completed and occupied, or projected to be occupied, during the quarter or year.

(4)	Represents projected Total Capital Cost remaining to invest on communities currently under construction or reconstruction.

(5)	2013 Quarter 2 (Actual) reflects construction in progress for communities under development and includes $35.1 million related to communities not currently under development or redevelopment.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2013.

Attachment 12

AvalonBay Communities, Inc.

Future Development as of June 30, 2013

DEVELOPMENT RIGHTS (1)

		Estimated	Total Capital
	# of Rights	Number	Cost (1) (2)
		of Homes	(millions)

Development Rights as of 12/31/2012	34	9,602	$ 2,821

Q1 2013 Additions	4	1,076	$ 312
Q1 2013 Acquired Archstone Dev Rights	6	2,064	724
Q1 2013 Construction Starts	(2)	(701)	(259)
Q1 2013 Adjustments to existing Dev Rights		(1)	(14)

Development Rights as of 3/31/2013	42	12,040	$ 3,584

Q2 2013 Additions	9	2,583	$ 706
Q2 2013 Construction Starts	(3)	(719)	(151)
Q2 2013 Adjustments to existing Dev Rights (3)	(1)	(255)	(70)

Development Rights as of 6/30/2013	47	13,649	$ 4,069

Current Development Rights by Market as of June 30, 2013

Boston, MA	7	2,196	$ 656
Fairfield-New Haven, CT	2	290	68
New York City	1	826	445
New York Suburban	4	864	276
New Jersey	11	2,793	624
Baltimore, MD	1	343	75
Washington, DC Metro	7	2,370	614
Seattle, WA	4	1,143	308
Oakland-East Bay, CA	2	486	172
San Francisco, CA	2	520	256
Orange County, CA	3	970	298
Los Angeles, CA	2	627	222
San Diego, CA	1	221	55

Total	47	13,649	$ 4,069

(1)	See Attachment #15 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)

The Company currently owns land (including pursuit costs) in the amount of $410 million for the future development of 16 of the 47 Development Rights. Construction is expected to commence in 2013 on 9 of the 16 Development Rights for which land is owned with a total basis of $270 million.

(3)	Includes the disposition of one development right controlled via land option, which was sold during the quarter for a net gain.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2013.

Attachment 13

AvalonBay Communities, Inc.

Summary of Disposition Activity (1)

as of June 30, 2013

(Dollars in thousands)

				Accumulated		Weighted Average
Number of	Weighted Average	Gross Sales		Depreciation	Economic	Initial Year	Weighted Average
Communities Sold	Hold Period (Years)	Price	GAAP Gain	and Other	Gain (Loss) (2)	Mkt. Cap Rate (2) (3)	Unleveraged IRR (2) (3)

1998 - 2002:
41 Communities	4.5	$969,339	$224,887	$85,935	$138,952	7.9%	14.6%

2003 - 2007:
33 Communities, 1 Office Building	7.6	$1,649,678	$787,521	$126,149	$661,372	4.9%	16.4%
9 Land Parcels (4)

2008:
10 Communities	12.0	$564,950	$284,901	$55,786	$229,115	5.1%	14.1%

2009:
5 Communities, 2 Land Parcels (5)	10.9	$193,186	$68,717	$16,692	$52,025	6.5%	13.0%

2010:
3 Communities, 1 Office Building (5)	14.0	$198,600	$74,074	$51,977	$22,097	6.6%	9.8%

2011:
3 Communities, 3 Land Parcels (6)	13.4	$292,965	$287,132	$156,233	$130,899	5.1%	16.0%

2012:
4 Communities, 1 Land Parcel (7)	13.9	$280,550	$146,591	$67,178	$79,413	5.3%	10.6%

2013:
4 Communities (8)	11.6	$437,800	$118,173	$35,395	$82,778	5.0%	13.0%

1998 - 2013 Total
103 Communities, 2 Office Buildings,	8.8	$4,587,068	$1,991,995	$595,345	$1,396,651	5.8%	14.5%
15 Land Parcels

(1)	Activity excludes dispositions by Fund I and Fund II and dispositions to joint venture entities in which the Company retains an economic interest.

(2)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)

For purposes of this attachment, land and office building sales and the disposition of any real estate held in a joint venture for any or all of the Company’s investment periods, are not included in the calculation of Weighted Average Holding Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(4)	GAAP gains for sales during this period include the Company’s proportionate share of communities held by joint ventures and the recovery of any previously recognized impairment losses.

(5)

2009 and 2010 GAAP and Economic Gain include the recognition of approximately $2,770 and $2,675, respectively, in deferred gains for prior year dispositions, recognition of which occurred in conjunction with settlement of associated legal matters.

(6)

2011 results exclude the Company’s proportionate GAAP gain of $7,675 associated with an asset exchange. 2011 Accumulated Depreciation and Other includes $20,210 in impairment charges, recorded in prior periods, on two of the land parcels sold.

(7)

2012 Accumulated Depreciation and Other includes $16,363 in impairment charges for the land parcel sold. 2012 GAAP and Economic Gains include the recognition of approximately $1,225 and $496, respectively, in deferred gains for prior year dispositions and gains for current year dispositions, which occurred in conjunction with settlement of associated legal matters.

(8)

2013 results include the sale of two Archstone communities for Gross Sales Price and Weighted Average Initial Year Market Cap Rate, but exclude these dispositions for other metrics due to a holding period of less than one month.

Attachment 14

2013 Financial Outlook

As of July 24, 2013

(dollars in millions, except per share data)

Annual 2013
	January 2013 Outlook	July 2013 Outlook

Projected Earnings per Share	$2.28 to $2.64	$2.57 to $2.77

Less - Net gain on asset sales, per share	$0.76 to $1.12	$1.64 to $1.84

Plus - Real estate depreciation, per share	$2.59 to $2.95	$4.12 to $4.32

Projected FFO per share range (1)	$4.11 to $4.47	$5.05 to $5.25

Expected one time per share cost for Archstone acquisition	$0.99	$0.75

Prepayment penalties and hedge unwind costs per share related to Archstone acquisition	$0.87	$0.40

Projected FFO per share, adjusted for non-routine items, range	$5.97 to $6.33	$6.20 to $6.40

Projected FFO per share change at the mid-point of outlook ranges

Projected FFO per share change	-19.4%	-3.2%

Projected FFO per share change adjusted for non-routine items in 2012 and 2013	11.8%	14.5%

Established Communities

Rental revenue change	3.5% to 5.0%	4.25% to 5.0%
Operating expense change	3.0% to 4.0%	2.5% to 3.5%
Net Operating Income change	4.0% to 5.5%	5.0% to 5.75%

Development Activity (including Archstone)

Cash disbursed for Development Communities and land for future development	$1,200 to $1,400	$1,250 to $1,450
Number of apartment homes delivered and occupied in 2013	2,700 to 2,800	2,750 to 2,850

Transaction Activity
Acquisition volume, AVB wholly owned	$200 to $400	$0 to $200
Disposition volume	$500 to $900	$800 to $1,000

Capital Markets and Unsecured Credit Facility Activity	$700 to $900	$200 to $400

(1)         This term is a non-GAAP measure or other term that is described more fully on Attachment 15.

This chart contains forward-looking statements.  Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2013.

Attachment 15

AvalonBay Communities, Inc

Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including its attachments, contains certain non-GAAP financial measures and other terms.  The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable.  The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance.  In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2013	2012	2013	2012

Net income attributable to common stockholders	$36,218	$156,909	$111,648	$214,667
Depreciation - real estate assets, including discontinued operations and joint venture adjustments	199,502	66,711	311,446	132,003
Distributions to noncontrolling interests, including discontinued operations	8	7	16	14
Gain on sale of unconsolidated entities holding previously depreciated real estate assets	(1,472)	(385)	(10,824)	(1,471)
Gain on sale of previously depreciated real estate assets	(33,682)	(95,049)	(118,173)	(95,049)

FFO attributable to common stockholders	$200,574	$128,193	$294,113	$250,164

Average shares outstanding - diluted	129,595,399	95,992,825	124,879,663	95,820,203

Earnings per share - diluted	$0.28	$1.63	$0.89	$2.24

FFO per common share - diluted	$1.55	$1.34	$2.36	$2.61

The Company’s results for the three and six months ended June 30, 2013 and the comparable prior year periods include the non-routine items outlined in the following table:

Attachment 15

Non-Routine Items

Decrease (Increase) in Net income and FFO

(dollars in thousands)

	Q2	YTD	Q2	YTD
	2013	2013	2012	2012

Acquisition costs (1)	$3,573	$43,387	$81	$304
Joint venture related losses and costs (2)	5,095	35,101	147	219
Interest rate protection agreement unrealized gain	(1,069)	(2,484)	-	-
Net interest expense - unsecured debt (3)	-	834	-	-
Gain on land sales	(240)	(240)	(280)	(280)
Compensation plan redesign and severance related costs	1,475	2,950	160	467
Prepayment penalties and write off of deferred financing costs	-	-	602	1,781

Total Non-routine items	$8,834	$79,548	$710	$2,491

Weighted average dilutive shares outstanding	129,595,399	124,879,663	95,992,825	95,820,203

Incremental shares for Archstone acquisition prefunding (4)	-	5,527,624	-	-

(1)  Amounts for 2013 relate primarily to the Archstone acquisition and consist primarily of debt assumption costs, title charges, legal, consulting and other fees.

(2)  Includes both Archstone acquisition related costs and yield maintenance costs for Fund I and Fund II dispositions.

(3)  Represents the net interest costs incurred in 2013 through the closing of the Archstone acquisition related to the unsecured debt issued in November 2012 in connection with the Archstone acquisition less amounts earned on invested cash proceeds from the November 2012 unsecured debt and December 2012  common stock issuances.

(4)  Represents the impact on the weighted average shares outstanding through the closing of the Archstone acquisition from the Company’s issuance of common stock in December 2012 in anticipation of the Archstone acquisition.

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected Net Income from projected operating performance.  A reconciliation of the range provided for Projected FFO per share (diluted) for the third quarter and full year 2013 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	Range	Range

Projected EPS (diluted) - Q3 2013	$0.36	$0.42
Projected depreciation (real estate related)	1.13	1.19
Projected gain on sale of operating communities	(0.36)	(0.42)

Projected FFO loss per share (diluted) - Q3 2013	$1.13	$1.19

Projected EPS (diluted) - Full Year 2013	$2.57	$2.77
Projected depreciation (real estate related)	4.12	4.32
Projected gain on sale of operating communities	(1.64)	(1.84)

Projected FFO per share (diluted) - Full Year 2013	$5.05	$5.25

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses,

Attachment 15

expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs.  This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI (from continuing operations) to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q2	Q2	Q1	Q4	YTD	YTD
	2013	2012	2013	2012	2013	2012

Net income	$ 36,097	$ 156,821	$ 75,469	$ 122,384	$ 111,570	$ 214,430
Indirect operating expenses, net of corporate income	10,890	8,617	9,041	7,862	19,932	16,653
Investments and investment management expense	1,096	1,499	1,015	1,545	2,110	2,945
Expensed acquisition, development and other pursuit costs	3,768	901	40,059	9,601	43,827	1,141
Interest expense, net	43,169	33,191	38,174	36,117	81,342	66,814
Loss on extinguishment of debt, net	--	--	--	--	--	1,179
General and administrative expense	11,345	8,316	10,039	7,703	21,384	18,026
Joint venture loss (income)	940	(2,073)	18,564	(11,113)	19,503	(4,248)
Depreciation expense	196,106	63,224	109,168	64,905	305,280	124,137
Casualty and impairment loss	--	--	--	1,449	--	--
Gain on sale of real estate assets	(33,922)	(95,329)	(84,491)	(51,262)	(118,413)	(95,329)
Income from discontinued operations	(363)	(3,885)	(3,027)	(3,486)	(3,394)	(8,289)
NOI from continuing operations	$269,126	$171,282	$214,011	$185,705	$483,141	$337,459

Established:
New England	$30,320	$28,915	$28,577	$29,637	$58,897	$57,002
Metro NY/NJ	43,449	41,351	42,439	42,150	85,888	81,584
Mid-Atlantic	18,330	17,836	18,187	18,218	36,518	35,738
Pacific NW	7,937	7,182	7,850	7,782	15,787	14,288
No. California	28,218	25,098	27,504	26,716	55,722	49,735
So. California	20,375	19,067	20,100	19,836	40,475	38,104
Total Established	148,629	139,449	144,657	144,339	293,287	276,451
Other Stabilized (excluding Archstone)	31,336	21,444	30,581	28,998	61,920	40,369
Other Stabilized - Archstone	70,825	--	24,420	--	95,246	--
Development/Redevelopment	18,336	10,389	14,353	12,368	32,688	20,639

NOI from continuing operations	$269,126	$171,282	$214,011	$185,705	$483,141	$337,459

Attachment 15

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2012 through June 30, 2013 or classified as held for sale at June 30, 2013).  A reconciliation of NOI from communities sold or classified as discontinued operations to Net Income for these communities is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2013	2012	2013	2012

Income from discontinued operations	$ 363	$ 3,885	$ 3,394	$ 8,289
Interest expense, net	--	55	--	138
Loss on extinguishment of debt	--	602	--	602
Depreciation expense	220	1,795	875	4,194

NOI from discontinued operations	$ 583	$ 6,337	$ 4,269	$ 13,223

NOI from assets sold	583	6,337	4,269	13,223
NOI from assets held for sale	--	--	--	--

NOI from discontinued operations	$ 583	$ 6,337	$ 4,269	$ 13,223

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses.  For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations, as defined below, following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs.  Projected gross potential for Development Communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.

Attachment 15

A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD

	2013	2012	2013	2012

Rental revenue (GAAP basis)	$ 211,941	$ 201,538	$ 420,104	$ 399,938
Concessions amortized	47	215	99	600
Concessions granted	(33)	(26)	(70)	(189)

Rental revenue (with concessions on a cash basis)	$ 211,955	$ 201,727	$ 420,133	$ 400,349

% change — GAAP revenue		5.2%		5.0%

% change — cash revenue		5.1%		4.9%

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended June 30, 2013 as well as prior years’ activities is presented on Attachment 13.

Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends.  Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies.  EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of EBITDA and a calculation of Interest Coverage for the second quarter of 2013 are as follows (dollars in thousands):

Net income attributable to common stockholders	$ 36,218
Interest expense, net	43,169
Depreciation expense	196,106

Depreciation expense (discontinued operations)	220

EBITDA	$ 275,713

EBITDA from continuing operations	$ 241,448
EBITDA from discontinued operations	34,265

EBITDA	$ 275,713

EBITDA from continuing operations	$ 241,448

Interest expense, net	$ 43,169

Interest coverage	5.6

Attachment 15

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP.  For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items.  For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%.  The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.  Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.  The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the six months ended June 30, 2013 is as follows (dollars in thousands):

Attachment 15

NOI for Established Communities	$ 293,287
NOI for Other Stabilized Communities (excluding Archstone)	61,920
NOI for Other Stabilized - Archstone	95,246
NOI for Development/Redevelopment Communities	32,688
NOI for discontinued operations	4,269

Total NOI generated by real estate assets	487,410

NOI on encumbered assets	150,086

NOI on unencumbered assets	337,324

Unencumbered NOI	69%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year.  Therefore, for 2013, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2012 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.  Established Communities do not include communities acquired as part of the Archstone acquisition.

Other Stabilized Communities are completed consolidated communities that the Company owns, which did not have stabilized operations as of January 1, 2012, but have stabilized occupancy as of January 1, 2013. Other Stabilized Communities do not include communities that are planning to conduct substantial redevelopment activities or that are under contract to be sold. Beginning in the quarter ended March 31, 2013, Other Stabilized Communities includes the stabilized operating communities acquired as part of the Archstone acquisition.

Development Communities are communities that are under construction during the current year. These communities may be partially or fully complete and operating.

Redevelopment Communities are communities where the Company owns a majority interest and where substantial redevelopment is in progress or is planned to begin during the current year.  Redevelopment is generally considered substantial when capital invested during the reconstruction effort is expected to exceed either $5,000,000 or 10% of the community’s pre-development basis and is expected to have a material impact on the community’s operations, including occupancy levels and future rental rates.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents.  By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data.  Trends in market rents for a region as reported by others could vary.  Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Attachment 15

Average Rent per Home as calculated for certain Development and Redevelopment Communities in lease-up,  reflects management’s projected stabilized rents net of estimated stabilized concessions and including estimated stabilized other rental revenue.  Projected stabilized rents are based on one or more of the following:  (i) actual average leased rents on apartments leased through quarter end; (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations, and Market Rents on unleased homes.

Average Post-Renovated Rent per Home for Redevelopment Communities reflects management’s projected stabilized rents net of stabilized concessions and including stabilized other rental revenue once all homes have been renovated and subsequently re-leased.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land or where the Company controls the land through a ground lease or owns land to develop a new community.  The Company capitalizes related pre-development costs incurred in pursuit of new developments for which future development is probable.